Scholastic Reports Fiscal 2011 Second Quarter Results

Children's Books Sales Rise 5% as Company Moves Forward With Long-Term Digital Opportunities

NEW YORK, Dec. 16, 2010 /PRNewswire-FirstCall/ -- Scholastic Corporation (Nasdaq: SCHL), the global children's publishing, education and media company, today reported results for the fiscal 2011 second quarter ended November 30, 2010.

(Logo: http://photos.prnewswire.com/prnh/20100914/SIRLOGO)

Revenue for the second quarter was $675.7 million, up 2% from $660.1 million a year ago.  Earnings per diluted share from continuing operations were $2.19 versus $1.54 in the prior year period, which included one-time expenses of $0.75 per share primarily associated with non-cash asset write-downs.  Results in the current period reflected lower sales of educational technology relative to a year ago, as well as higher promotion spending in School Book Clubs and increased investment in digital initiatives.  Consolidated earnings per diluted share were $2.14 in the quarter compared to $1.51 a year ago.

During the second quarter the Company repurchased approximately 5.2 million shares of its common stock at $30.00 per share, returning approximately $156 million to shareholders, funded with cash and a temporary draw-down under its credit facility, which was repaid by quarter end.  The Company had total debt of $231.2 million at the end of the second quarter, down from $279.6 million a year ago, and approximately $44.5 million still authorized for additional share repurchases.  As announced yesterday, the Company also approved an increase in its regular quarterly dividend to $0.10 per share from $0.075 per share on the Company's Class A and Common Stock, beginning in the third quarter of fiscal 2011.

"Last quarter, as we celebrated Scholastic's 90th birthday, our core children's book business performed strongly, and we moved forward with key digital initiatives.  The Company also remains committed to returning capital to shareholders, completing a significant share repurchase and increasing its dividend, as we leverage a strong balance sheet and free cash flow," commented Richard Robinson, Chairman, President and Chief Executive Officer.  "The Children's Books segment reflected robust gains in School Book Fairs and Trade, with Clubs maintaining last year's sales and teacher participation levels.  Sales of educational technology did not reach last year's record, when we benefited from the 2009 federal stimulus program, but were up over 50% compared to pre-stimulus levels two years ago, driven by our expanding customer base.  Last quarter we achieved continued growth in online ordering by teachers and parents, following implementation of the new Clubs ordering platform.  In addition, we began testing our children's ebook offering with children and families, as well as previewing it with the publishing community, in preparation for a spring beta launch and full rollout next fall."

Mr. Robinson continued, "While positive, these results were below our plan, reflecting lower spending by school districts and lower than expected revenue in Clubs.  For the remainder of the fiscal year, we expect sustained higher service revenue and new products will enable us to hold sales in Scholastic Education level with those a year ago.  In addition, we believe increased online ordering, as well as the effects of this fall's increased promotion, will generate modest growth in Clubs during the remainder of the year.  We have lowered our outlook for fiscal 2011 based on these factors, but remain optimistic about Scholastic's opportunity for profitable growth, as we build on our unique positions in children's books and educational technology."

Based on its year-to-date results and current outlook, Scholastic now expects fiscal 2011 revenue of $1.9 to $1.95 billion and earnings per diluted share from continuing operations of $1.80 to $2.05, before the impact of one-time items.  This outlook includes a benefit of approximately $0.15 per diluted share associated with the Company's share repurchase pursuant to the tender offer.  The Company has maintained its outlook for free cash flow of $90 million to $100 million.

Second Quarter

Children's Book Publishing and Distribution.  Segment revenue in the quarter increased 5% to $387.3 million, compared to $368.8 million in the prior year period.  In School Book Fairs, revenue rose 8%, as a continued focus on reading awareness and family engagement contributed to higher revenue per fair.  Fair count also increased modestly.  Trade Publishing revenue increased 8% compared to a year ago, reflecting continuing strong sales of Suzanne Collins' The Hunger Games trilogy and the multi-platform series, The 39 Clues®, as well as higher sales of Harry Potter titles driven by the release of the seventh movie in the series.  Increased promotional spending and enhanced service, as well as the successful implementation of a new online ordering platform, helped School Book Clubs sustain last year's revenue and teacher participation levels, although higher order volumes were offset by a decline in average revenue per order.  These factors impacted segment profitability, as did a planned increase in spending on digital initiatives of approximately $6 million, partially offset by the strong performance in Fairs and Trade.  As a result, segment operating income declined by $10.5 million to $97.3 million in the quarter.

Educational Publishing.  Second quarter segment revenue was $101.6 million, compared to $122.6 million in the prior year period, primarily reflecting lower sales of educational technology products compared to a year ago, when the Company benefited significantly from federal stimulus funding.  While some federal stimulus funds, including School Improvement Grants and Race to the Top awards, remain to be distributed, uncertainty about state and local budgets caused school districts to decrease or delay purchases in the current period.  Segment operating income increased to $11.0 million from a loss of $4.1 million in the prior year period, which included a non-cash asset impairment charge of $36.3 million ($0.60 per share).  Current period results reflect lower sales of higher margin technology products, partially offset by increased service sales to a larger customer base.

International.  Segment revenue in the second quarter was $145.9 million, up from $130.9 million in the prior year period, reflecting strong performance in Australia, Canada, Asia and Export.  Foreign exchange positively impacted segment revenue by $5.8 million in the quarter.  The improved results in these operations also contributed to higher segment operating income of $25.3 million compared to $14.8 million a year ago, when the Company incurred one-time expenses of $5.7 million ($0.15 per share).

Media, Licensing and Advertising.  Segment revenue in the quarter was $40.9 million, up from $37.8 million in the prior year period, and segment operating income increased to $4.7 million from $2.6 million in the prior period.  Improved segment results reflect higher advertising sales and profits.

Other Financial Results.  Corporate overhead declined to $9.6 million from $15.5 million in the prior year period, reflecting lower bonus and pension expense.  Free cash flow (as defined) in the second quarter was $132.8 million compared to $141.3 million in the prior year period, as a result of prior period non-cash charges, partially offset by strong working capital management in the current period.  Cash and cash equivalents declined to $54.4 million from $178.3 million a year earlier, primarily reflecting cash used in stock repurchases, partially offset by strong free cash flow over the past 12 months.  Net debt (as defined) was $176.8 million, compared to $101.3 million a year ago.

Year-to-Date Results

For the first half of fiscal 2011, revenue was $966.6 million compared to $975.7 million in the prior year period.  Earnings per diluted share from continuing operations in the first half of the fiscal year were $1.19 compared to $0.88 a year ago, including one-time, mostly non-cash charges of $0.03 and $0.75, respectively.  Lower results primarily reflected a decline in sales of educational technology, as well as planned investments in digital initiatives.  Including continuing and discontinued operations, the Company reported consolidated earnings per diluted share in the first half of $1.11, compared to $0.88 a year ago.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, December 16, 2010. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, investor.scholastic.com.  Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally.  Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com.  An audio only replay of the call will be available toll-free at (800) 642-1687 or, for international calls, at +1 (706) 645-9291 and by entering access code 29106110.  The recording will be available through Friday, February 4, 2011.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology and children's media. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs and school-based book fairs, retail stores, schools, libraries, television networks and the Company's internet site, www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements.  Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission.  Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	11/30/10	11/30/09	11/30/10	11/30/09

Revenues	$675.7	$660.1	$966.6	$975.7

Operating costs and expenses:
Cost of goods sold (1)	296.2	273.6	443.9	431.9
Selling, general and administrative expenses (1)	233.3	221.6	406.0	397.4
Bad debt expense	3.0	4.4	5.9	6.5
Depreciation and amortization	14.5	14.8	28.9	29.5
Impairment charges (2)	-	40.1	-	40.1
Total operating costs and expenses	547.0	554.5	884.7	905.4

Operating income	128.7	105.6	81.9	70.3

Other (loss) income (3)	(0.4)	-	(0.4)	0.9
Interest expense, net	4.0	4.3	7.8	8.2

Earnings from continuing operations before income taxes	124.3	101.3	73.7	63.0

Provision for income taxes	47.4	44.5	31.0	30.8

Earnings from continuing operations	76.9	56.8	42.7	32.2

(Loss) earnings from discontinued operations, net of tax (4)	(2.0)	(1.3)	(3.0)	0.3

Net income	$74.9	$55.5	$39.7	$32.5

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (5)
Basic:
Earnings from continuing operations	2.23	1.56	1.20	0.88
(Loss) earnings from discontinued operations, net of tax	(0.06)	(0.04)	(0.08)	0.01
Net income	2.17	1.52	1.12	0.89

Diluted:
Earnings from continuing operations	2.19	1.54	1.19	0.88
(Loss) earnings from discontinued operations, net of tax	(0.05)	(0.03)	(0.08)	-
Net income	2.14	1.51	1.11	0.88

Basic weighted average shares outstanding	34.4	36.4	35.3	36.4
Diluted weighted average shares outstanding	34.9	36.8	35.7	36.7

(1) Cost of goods sold includes a net reclassification of certain costs totaling $3.9 and $6.1 from selling, general and administrative expenses for the three and six months ended November 30, 2009, respectively.

(2) In the three months ended November 30, 2009, the Company recorded $36.3 in impairment charges related to the Company's decision to consolidate supplemental non-fiction and library publishing activities into the Children's Book segment. In addition, the Company recorded $3.8 in impairment charges related to assets received in connection with the dissolution of a joint venture in the United Kingdom.

(3) Other loss of $0.4 for three and six months ended November 30, 2010 is for acquisition costs related to an asset purchase in the second quarter. Other income of $0.9 for the six months ended November 30, 3009 related to gains on the repurchase of 5% Notes on the open market.

(4) The Company has closed or sold several operations during fiscal years 2008 and 2009, and presently holds for sale another operation. All of these businesses are classified as discontinued operations in the Company's financial statements.

(5) Earnings per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED				SIX MONTHS ENDED
	11/30/2010 (1)	11/30/2009 (1)	Change		11/30/2010 (1)	11/30/2009 (1)	Change

Children's Book Publishing & Distribution
Revenue
Book Clubs	$138.9	$138.4	$0.5	0%	$148.7	$146.6	$2.1	1%
Trade	53.4	49.6	3.8	8%	107.4	99.2	8.2	8%
Book Fairs	195.0	180.8	14.2	8%	204.1	199.2	4.9	2%
Total revenue	387.3	368.8	18.5	5%	460.2	445.0	15.2	3%
Operating income	97.3	107.8	(10.5)	(10%)	45.7	60.3	(14.6)	(24%)
Operating margin	25.1%	29.2%			9.9%	13.6%

Educational Publishing
Revenue	101.6	122.6	(21.0)	(17%)	220.2	271.3	(51.1)	(19%)
Operating income (loss)	11.0	(4.1)	15.1	*	39.5	37.2	2.3	6%
Operating margin	10.8%	*			17.9%	13.7%

International
Revenue	145.9	130.9	15.0	11%	227.8	206.5	21.3	10%
Operating income	25.3	14.8	10.5	71%	23.1	12.9	10.2	79%
Operating margin	17.3%	11.3%			10.1%	6.2%

Media, Licensing and Advertising
Revenue	40.9	37.8	3.1	8%	58.4	52.9	5.5	10%
Operating income (loss)	4.7	2.6	2.1	81%	1.8	(1.1)	2.9	*
Operating margin	11.5%	6.9%			3.1%	*

Overhead expense	9.6	15.5	5.9	38%	28.2	39.0	10.8	28%

Operating income from continuing operations	$128.7	$105.6	$23.1	22%	$81.9	$70.3	$11.6	17%

(1) Results for the three and six month periods ended November 30, 2010 and November 30, 2009 reflect continuing operations and exclude discontinued operations.

* Percent not meaningful.

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

	11/30/10	11/30/09

Continuing Operations
Cash and cash equivalents	$54.4	$178.3
Accounts receivable, net	287.7	284.6
Inventories, net	371.6	374.7
Accounts payable	164.5	134.4
Accrued royalties	48.8	47.9
Lines of credit, short-term debt and current portion of long-term debt	50.0	55.8
Long-term debt, excluding current portion	181.2	223.8
Total debt	231.2	279.6
Total capital lease obligations	55.0	56.8
Net debt (1)	176.8	101.3

Discontinued Operations (2)
Total assets of discontinued operations	10.2	16.9
Total liabilities of discontinued operations	1.7	2.1

Total stockholders' equity	720.7	827.1

SELECTED CASH FLOW ITEMS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	11/30/10	11/30/09	11/30/10	11/30/09

Net cash provided by operating activities	$156.6	$161.4	$83.5	$105.8
Less: Additions to property, plant and equipment	11.2	8.7	24.2	17.2
Pre-publication and production costs	12.6	11.4	23.4	22.1

Free cash flow (3) (4)	$132.8	$141.3	$35.9	$66.5

(1)  Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2)  During the three months ended August 31, 2010, the Company determined that the Danbury Facility previously reported in Discontinued Operations was no longer "held for sale".  Accordingly, the assets, liabilities and results of operations of the Danbury Facility are included in Continuing Operations for all periods presented.

(3)  Free cash flow is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(4) Free cash flow includes discontinued operations for the three and six months ended November 30, 2010 and November 30, 2009.

CONTACT:  Scholastic Corporation: Investors: Jeffrey Mathews, +1-212-343-6741; Media: Kyle Good, +1-212-343-4563